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                            RESERVE FUNDS LETTERHEAD]



October 11, 2001

Reserve Municipal Money-Market Trust
1250 Broadway
New York, NY 10001

Ladies and Gentlemen:

I have acted as counsel to Reserve Municipal Money-Market Trust ("Trust"), Massachusetts business trust, in connection with the preparation and filing of their Registration Statements on Form N-1A (the "Registration Statements") covering shares of beneficial interest, no par value per share, of the Trust, on behalf of the Reserve Minnesota and Louisiana Municipal Money-Market Funds.

I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statements, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the shares of beneficial interest, no par value per share, of the Trusts to be issued in accordance with the terms of the offering, as set forth in the Registration Statements, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trust.

Very truly yours,




\s\ MaryKathleen Foynes Gaza
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MaryKathleen Foynes Gaza
General Counsel
Reserve Funds